Exhibit 99.1

          HEI, Inc. Recovers an Additional $521,000 From Former CEO

    MINNEAPOLIS, June 3 /PRNewswire-FirstCall/ -- HEI, Inc. (Nasdaq: HEII)
( http://www.heii.com ) today announced that it has collected an additional $521,000 towards its judgment against its former Chief Executive Officer, President and Chairman, and a current director, Anthony J. Fant. Previously, HEI was granted total judgments of approximately $2,250,000 against Mr. Fant in HEI's lawsuit for non-payment of promissory note, conversion, breach of fiduciary duty, unjust enrichment, corporate waste, and costs associated with the forensic audit into Mr. Fant's activities. To date, HEI has collected approximately $1,400,000 of its total judgment against Mr. Fant. The additional $521,000 will be accounted for as income in HEI's 4th quarter of FY 2004, which ends in August 2004.
    The additional $521,000 was recovered through the court-ordered liquidation of Mr. Fant's shares of HEI stock. A registration statement for the resale of these shares was filed with the Securities and Exchange Commission on May 31, 2004. It is believed that Mr. Fant no longer owns any shares in HEI. Although Mr. Fant still maintains the title of a director of HEI, he has not participated in any board activities since June 2003. In addition, the board of directors of HEI has repeatedly requested the resignation of Mr. Fant from the board, but to date this request has been ignored.
    HEI continues to pursue collection on the judgments in the normal course in Minnesota and other states, where it is believed that Mr. Fant may have non-exempt assets. There is no assurance that HEI will be able to collect the full amount of its judgments against Mr. Fant.
    HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications and RFID industries. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturable product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

     Headquarters & Microelectronics      PO Box 5000, 1495 Steiger Lake Lane,
      Operations                           Victoria, MN  55386
     Advanced Medical Operations          4801 North 63rd Street,
                                           Boulder, CO  80301
     High Density Interconnect            610 South Rockford Drive,
      Operations                           Tempe, AZ  85281
     RF Identification and Smart Card     1546 Lake Drive West,
      Operations                           Chanhassen, MN  55317

    FORWARD-LOOKING INFORMATION
    Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the recognition of the amount collected as well as the Company's efforts to collect on the judgments, are forward-looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI's suppliers, HEI's ability to satisfy financial or other obligations or covenants set forth in its banking agreements, adverse competitive developments, change in or cancellation of customer requirements, the integration of the Advanced Medical Operations, collection of outstanding debt, HEI's ability to succeed on the merits and defend against litigation, and other risks detailed from time to time in HEI's SEC filings. HEI undertakes no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.

SOURCE  HEI, Inc.
    -0-                             06/03/2004
    /CONTACT: Mack V. Traynor, CEO, or Douglas J. Nesbit, CFO, both of HEI, Inc., +1-952-443-2500/
    /Web site:  http://www.heii.com /
    (HEII)

CO:  HEI, Inc.
ST:  Minnesota
IN:  CPR CSE MTC
SU:  LAW